Exhibit 99.1

            Cadence Financial Corporation Announces Update
                  to Seasons Bancshares Transaction

    STARKVILLE, Miss.--(BUSINESS WIRE)--Aug. 4, 2006--Cadence Financial Corporation (AMEX: NBY), a financial holding company whose principal subsidiary is Cadence Bank, N.A., announced the resignation of David K. George, President of Seasons Bancshares, Inc. ("Seasons"), effective July 31, 2006. Mr. George's duties have been assumed by Seasons' Chief Executive Officer, William L. (Bill) Sutton. Mr. Sutton is a veteran banker with over 35 years of community banking experience. Prior to relocating to Georgia, Mr. Sutton lived in Florida where, in addition to his executive leadership positions with various banks, he served as President of the Florida Bankers Association and as Florida's Secretary of Commerce.
    Mr. George's employment with Seasons was a condition to the Agreement and Plan of Merger dated March 21, 2006 by and between the Company and Seasons. The Company intends to pursue the proposed merger; however, the Company has not waived such condition or any other condition that may be affected by Mr. George's departure. Mr. George is subject to a one year non-compete and Seasons plans on hiring an appropriate replacement in consultation with Cadence. The closing of the transaction is subject to other customary closing conditions, including obtaining approvals from the Federal Reserve, the Comptroller of the Currency, the Georgia Department of Banking and Finance, the Federal Deposit Insurance Corporation and the Seasons' shareholders.

    About Cadence Financial Corporation

    Cadence Financial Corporation is a financial holding company providing full financial services, including banking, trust services, mortgage services, insurance and investment products in Mississippi, Tennessee and Alabama. Cadence's stock is listed on the American Stock Exchange under the ticker symbol of NBY.

    Forward-Looking Statements

    This press release contains statements that are forward-looking as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are provided to assist in the understanding of anticipated future financial results. However, such forward-looking statements involve risks and uncertainties (including uncertainties relating to interest rates, uncertainties and difficulties associated with closing the pending Seasons transaction, management and operation of acquired operations, and general market risks) that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Annual Report on Form 10-K for the year ended December 31, 2005, and other reports filed with the Securities and Exchange Commission. Cadence Financial Corporation is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

    CONTACT: Cadence Financial Corporation
             Richard T. Haston, 662-324-4258